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EXHIBIT 11.01              COMPUTATION OF PER SHARE EARNINGS.

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                                                                     Three Months Ended
                                                                          March 31
                                                                  ---------------------------
      (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)                 2000             1999
      ----------------------------------------------              -----------     -----------
                                                                  (Unaudited)     (Unaudited)
I.  CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

(a)  BASIC EARNINGS PER SHARE
Net earnings (loss)                                               $      (162)    $    (3,045)
Weighted average shares outstanding                                90,715,040      90,715,040
                                                                  ---------------------------
Basic earnings per share                                          $     (0.00)    $     (0.03)
                                                                  ===========================

(b) FULLY DILUTED EARNINGS PER SHARE
Net earnings (loss)                                               $      (162)    $    (3,045)
Interest income from cash from stock options                                -               -
                                                                  ---------------------------
Adjusted net earnings (loss)                                      $      (162)    $    (3,045)

Weighted average shares outstanding                                90,715,040      90,715,040
Stock options deemed exercised                                              -         125,000
                                                                  ---------------------------
Adjusted weighted average shares outstanding                       90,715,040      90,840,040
                                                                  ---------------------------
Fully diluted earnings per share                                  $     (0.00)    $     (0.03)
                                                                  ===========================


II.  UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

(a)  BASIC EARNINGS PER SHARE
Net earnings (loss) per U.S. GAAP                                 $       (80)    $    (2,862)

Weighted average shares outstanding                                90,715,040      90,715,040
Common stock equivalents - stock options                                    -         125,000
                                                                  ---------------------------
Adjusted weighted average shares outstanding                       90,715,040      90,840,040
                                                                  ---------------------------
Basic earnings per share                                          $     (0.00)    $     (0.03)
                                                                  ===========================

(b) FULLY DILUTED EARNINGS PER SHARE
Net earnings (loss) per U.S. GAAP                                 $       (80)    $    (2,862)

Weighted average shares outstanding                                90,715,040      90,715,040
Stock options deemed exercised                                              -         125,000
Shares deemed repurchased                                                            (107,143)
                                                                  ---------------------------
Adjusted weighted average shares outstanding                       90,715,040      90,732,897
                                                                  ---------------------------
Fully diluted earnings per share                                  $     (0.00)    $     (0.03)
                                                                  ===========================
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